Exhibit 10.13

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

(The Wellington, Salt Lake City, Utah;

Cottonwood Creek, Salt Lake City, Utah; and

The Charleston, Cedar Hills, Utah)

THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of November 1, 2017 (the “Effective Date”), by and between WELLINGTON MSL LLC, a Delaware limited liability company (“Wellington MSL”), COTTONWOOD CREEK MSL LLC, a Delaware limited liability company (“Cottonwood MSL”) and CEDAR HILLS MSL LLC, a Delaware limited liability company (“Cedar Hills MSL,” and together with Wellington MSL and Cottonwood MSL, collectively, “Sellers,” and each, a “Seller”), and SSSHT Acquisitions, LLC, a Delaware limited liability company (“Buyer” and, together with Sellers, collectively, the “Parties”).

R E C I T A L S

A.    Properties. Sellers desire to sell, and Buyer desires to buy, the Properties (as hereinafter defined), including the buildings listed by property address on Exhibits A-1 through A-3 attached hereto (each a “Building” and collectively, the “Buildings”).

B.    Purpose. The Parties are entering into this Agreement in order, among other things, to provide a mechanism for Sellers to sell to Buyer, and Buyer to buy from Sellers, the Properties, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties hereto, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

1.    Certain Defined Terms. As used herein:

1.1    “Anti-Money Laundering Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, and any applicable anti-money laundering law or regulation.

1.2    “Business Day” means any day other than a Saturday, Sunday or federal or Utah state holiday.

1.3    “Code” means the Internal Revenue Code of 1986, as amended, including effective date and transition rules (whether or not codified), and any successor thereto. Any reference to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of succeeding law.

The Wellington, Salt Lake City, Utah Cottonwood Creek, Salt Lake City, Utah The Charleston Cedar Hills, Utah

1.4    “Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. local time at the Real Property (as hereinafter defined) on the earlier of (i) December 15, 2017 or (ii) the date that Buyer delivers an Approval Notice to Sellers.

1.5    “Employee Expenses” shall mean gross Employee wages and salaries, incentive compensation, commissions, workers’ compensation, sick pay, dues, vacation, pension and retirement payments (including any matching, profit sharing or other employer contributions to any defined contribution pension plan, any minimum funding contributions to any defined benefit pension plan and any employer contributions to any multiemployer plan), deferred compensation, remuneration in any other form (including any type of employee benefit or insurance), and payroll taxes payable on any such Employee compensation or remuneration.

1.6    “Employees” shall mean all employees working at the Projects, including any administrator/executive director and other employees, including, but not limited to, accounting staff, clerical staff, managers, housekeepers, maintenance workers, food service workers, activity directors, and caregivers.

1.7    “Environmental Laws” shall mean any and all applicable Laws, judgments and permits issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing.

1.8    “Escrow Agent” shall mean Commonwealth Land Title Insurance Company, through its offices at 4100 Newport Place Dr., Suite 120, Newport Beach, CA 90017, Attention: Kelly Ralph.

1.9    “Excluded Contracts” shall mean contracts to which any Seller is a party and relating to the Properties for: (i) insurance; (ii) the engagement of attorneys, accountants, brokers, surveyors, title companies, environmental consultants, engineers or appraisers; (iii) the Existing Management Agreements; (iv) those certain agreements listed on Schedule 1.9 which are division wide contracts and (v) any other contracts or agreements entered into after the Effective Date in accordance with the terms of this Agreement and that such Seller shall cause to be terminated at or prior to the Closing.

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1.10    “Existing Management Agreement” shall mean each of (a) that certain Management Agreement, dated as of May 6, 2011, between Manager and Wellington MSL, (b) that certain Management Agreement, dated as of May 6, 2011, between Manager and Cottonwood MSL and (c) that certain Management Agreement, dated as of May 6, 2011, between Manager and Cedar Hills MSL (collectively, the “Existing Management Agreements”).

1.11    “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

1.12    “Government Healthcare Program” means Medicaid, Medicare or any other Federal or Utah state or local county healthcare program applicable to the operation of any Property.

1.13    “Government Lists” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC, as such list is maintained from time to time or any other similar list maintained by the United States Department of State, the United States Department of Commerce.

1.14    “Hazardous Materials” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, urea formaldehyde insulation, toxic mold, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

1.15    “Laws” shall mean any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Authority, including building, zoning and environmental protection, as to the use, occupancy, rental, management, ownership, subdivision, development, conversion or redevelopment of any Property.

1.16    “Liability” shall mean any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

1.17    “Liens” shall mean any liens, mortgages, deeds of trust, pledges, security interests or other encumbrances securing any debt or obligation.

1.18    “Manager” shall mean MSL Community Management LLC, a California limited liability company.

1.19    “MSL Parties” shall mean each Seller and their respective partners, stockholders, members, direct and indirect owners, officers, directors, employees and agents.

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1.20    “OFAC” shall mean the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of the Office of Foreign Assets Control, United States Department of the Treasury.

1.21    “OFAC Laws” means lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, executive order or regulations, as amended from time to time.

1.22    “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

1.23    “Project” means each senior living community operated and conducted by the applicable Seller at the applicable Property (collectively, the “Projects”)

1.24    “Title Company” shall mean Commonwealth Land Title Insurance Company, through its offices at 888 S. Figueroa Street, Suite 2100, Los Angeles, CA 90017, Attention: Mai-Ly Marsh.

1.25    The following terms have the meanings set forth in the following Sections:

Term	Section
“Accountants”	Section 10.2.9
“Agreed Repair Item”	Section 6.2.1
“Agreement”	Preamble
“Allocated Purchase Price”	Section 3.5
“Approval Notice”	Section 6.4
“Bill of Sale”	Section 7.2.1(b)
“Building”	Recitals
“Buyer”	Preamble
“Buyer Default”	Section 13.2
“Buyer License”	Section 10.1
“Buyer’s Inspectors”	Section 6.2
“Buyer’s Title Objection Notice”	Section 5.2.3
“Casualty”	Section 9.1
“Casualty Notice”	Section 9.1
“City”	Section 14.15.3
“Closing”	Section 7
“Closing Date”	Section 7
“Closing Statements”	Section 8.1
“Condemnation”	Section 9.2
“Data Room”	Section 6.1
“Deed”	Section 7.2.1(a)
“Disapproval Notice”	Section 6.4
“Deposit”	Section 3.2
“Designated Representatives”	Section 11.5.2

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Term	Section
“Effective Date”	Preamble
“Equipment Leases”	Section 2.6
“Escrow Funds”	Section 3.7
“Escrow Agreement”	Section 3.7
“ERISA”	Section 11.2.5
“Excluded Materials”	Section 6.1
“Excluded Property”	Section 2.9
“First Release Date”	Section 3.7
“Form of New Management Agreement”	Section 6.5
“HCP”	Section 11.1.4
“Health Care Facility Licensing and Inspection Act”	Section 10.1
“Improvements”	Section 2.1
“Independent Consideration”	Section 3.6
“Initial Deposit”	Section 3.2
“Inspections”	Section 6.2
“Intangible Property”	Section 2.5
“Knowledge”	Section 11.5.1
“Land”	Section 2
“Leases”	Section 2.3
“Manager License”	Section 10.1
“Material Casualty”	Section 9.1.1
“Material Condemnation”	Section 9.2.1
“Medicaid Properties”	Section 11.1.14
“Miscellaneous Assets”	Section 2.8
“New Management Agreement”	Section 6.5
“Operating Agreements”	Section 2.7
“Owned Vehicles”	Section 2.4
“Parcel”	Section 2
“Parties”	Preamble
“Permits”	Section 11.1.13
“Permitted Exceptions”	Section 5.2
“Preliminary Title Report”	Section 5.1
“Program”	Section 11.1.14
“Program Agreements”	Section 11.1.14
“Properties”	Section 2.8
“Property Information”	Section 6
“Proprietary Marks”	Section 2.9.4
“Purchase Price”	Section 3.1
“Real Property”	Section 2.1
“Rent Roll”	Section 11.1.7
“Repair Lists”	Section 6.2.1
“Representation Letter”	Section 10.2.9
“Resident Agreements”	Section 2.2
“SEC”	Section 10.2.9

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Term	Section
“Secondary Deposit”	Section 3.2
“Second Release Date”	Section 3.7
“Seller”	Preamble
“Seller Default”	Section 13.1
“Seller Repair Cost Cap”	Section 6.2.1
“Sellers’ Broker”	Section 14.1
“Survey”	Section 5.1
“Survival Period”	Section 11.3
“Tangible Personal Property”	Section 2.4
“Tax Regulatory Agreements”	Section 14.15.3
“Title Policy”	Section 4.2.4
“UDHFLCRA”	Section 10.1
“US Bank”	Section 14.15.3

ARTICLE II

PROPERTIES

2.    Properties. The applicable Seller owns the applicable parcel(s) of land (each, a “Parcel”) more particularly described on Exhibits A-1 through A-3 attached hereto (collectively, the “Land”), which Land is improved with the applicable Buildings indicated on Exhibits A-1 through A-3. Subject to the terms and conditions of this Agreement, with respect to each Parcel, the applicable Seller agrees to sell to Buyer, and Buyer agrees to purchase from such Seller, the following:

2.1    The “Real Property,” being the applicable Land, together with all improvements and fixtures (other than fixtures, if any, that may be owned by residents pursuant to the Resident Agreements and tenants pursuant to the Leases) located thereon (the “Improvements”); all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in any way appertaining to such Land; and all right, title, and interest of such Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land;

2.2    Such Seller’s interest in the “Resident Agreements” being all resident agreements or other occupancy agreements affecting the applicable Improvements (other than Leases), including (i) any agreements titled “Assigned Living Residence and Services Agreement” and (ii) resident agreements which may be made by such Seller after the date hereof and before the Closing Date as permitted by this Agreement, and any and all amendments and supplements thereto, and all guaranties and security, if any, received by such Seller in connection therewith. All Resident Agreements in effect as of the Effective Date are listed on the Rent Roll;

2.3    Such Seller’s interest in the “Leases” being all leases and subleases of space or other occupancy agreements affecting the applicable Improvements (other than Resident Agreements), including leases or occupancy agreements which may be made by such Seller after the date hereof and before the Closing Date as permitted by this Agreement, and any and all amendments and supplements thereto, and any and all guaranties and security received by such Seller in connection therewith. All Leases in effect as of the Effective Date are set forth on Schedule 2.3 attached hereto;

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2.4    The “Tangible Personal Property,” being all right, title and interest of such Seller, if any, in and to all tangible personal property now or hereafter located on, or used exclusively in connection with, the operation, ownership, maintenance, management, occupancy or improvement of the applicable Real Property and the applicable Improvements, including without limitation: the applicable vehicles described on Schedule 2.4 (“Owned Vehicles”), and all other equipment, machinery, furniture, art work, furnishings, office equipment and supplies stored onsite, including but not limited to food and beverages (including alcoholic beverages if the sale thereof to Buyer is allowed by state Law), but excluding cash and deposits, bonds or other security (except as otherwise provided in this Article II);

2.5    The “Intangible Property,” being all, right, title and interest of such Seller, if any, in and to all intangible personal property now or hereafter used exclusively in connection with the operation, ownership, maintenance, management, occupancy or improvement of the applicable Real Property (to the extent assignable); the plans and specifications for the applicable Improvements (to the extent assignable); all applicable domain names, logos, designs, trademarks, service marks, trade names, and trade name registrations described on Schedule 2.5, as well as all applicable goodwill relating thereto; all applicable warranties, indemnities, applications, vehicle leases, FCC wireless telecommunications licenses, service and access agreements for telephone, internet, cable TV and other communication services, and all permits, approvals and licenses (to the extent applicable in any way to the above referenced Real Property or the Tangible Personal Property and assignable); and applicable insurance proceeds and condemnation awards or claims thereto to the extent provided herein to be assigned to Buyer hereunder;

2.6    The “Equipment Leases” being all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property at the applicable Real Property and the applicable Improvements, together with all deposits made thereunder. All Equipment Leases in effect as of the Effective Date are set forth on Schedule 2.6 attached hereto;

2.7    The “Operating Agreements” being all maintenance, service and supply contracts, license agreements, and other similar agreements for goods or services at the applicable Real Property and the applicable Improvements, together with all deposits made or held by such Seller thereunder. All Operating Agreements in effect as of the Effective Date (other than the Excluded Contracts) are set forth on Schedule 2.7 attached hereto;

2.8    All other property, assets, rights or interests owned or held by such Seller and located at the applicable Real Property or otherwise used in the ownership of such Real Property or operation of the business at the applicable Project (the “Miscellaneous Assets”).

With respect to each Parcel, the applicable Real Property, Improvements, Resident Agreements, Leases, Tangible Personal Property, Intangible Property, Equipment Leases, Operating Agreements and Miscellaneous Assets (but in each case, excluding the Excluded Property) are sometimes hereinafter referred to, collectively, as a “Property,” or collectively, with respect to all Parcels, as the “Properties.”

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2.9    Notwithstanding anything to the contrary in Article II, the applicable property, assets, rights and interest set forth in this Section 2.9 are excluded from each Property (the “Excluded Property”):

2.9.1    Except for deposits expressly included in this Article II, all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of such Property or operation of the business at the applicable Project;

2.9.2    Any cash equivalents, securities and investments, and accounts receivable, notes receivable, premiums receivable, commissions receivable, and other rights to receive payments from others, including all trade accounts receivables representing amounts payable to Seller for services rendered prior to the Closing Date;

2.9.3    Any tangible or intangible property owned by (i) the lessor under any Equipment Leases; (ii) the supplier, vendor, licensor or other party under any Operating Agreements or Intangible Property; (iii) the tenant or resident under any Leases or Resident Agreements; (iv) any guests or customers of the applicable Project; or (v) the Manager;

2.9.4    All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by Sellers (the “Proprietary Marks”), except as set forth in Schedule 2.5; (ii) signs and other fixtures and personal property at the applicable Project which bear any of the Proprietary Marks; (iii) Seller’s internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Seller’s centralized systems and programs used in connection with any business at the applicable Project, including, without limitation, the (A) sales and marketing and (B) purchasing, systems and programs; and

2.9.5    Each Excluded Contract.

2.10    Except for Liabilities for which any Seller has expressly agreed to indemnify Buyer under any other provision in this Agreement (or in any documents which any Seller is obligated to deliver pursuant to this Agreement and/or prior to Closing), at Closing Buyer shall assume, hold Sellers harmless from, and defend Sellers from any claim, suit, action, proceeding, effort, or undertaking relating to the following: (i) all Liabilities with respect to the Properties, the business at the Projects and any taxes arising out of ownership or operations of the Properties, but only to the extent (A) first arising on or after the Closing Date, or (B) first arising prior to the Closing, but for which Buyer has received a credit for such Liabilities under Article VIII, these Liabilities include, without limitation, any claims against Sellers for any tort or alleged tort, any claims against Sellers for negligence or professional malpractice, any claims against Sellers for any breach of contract or alleged breach of contract, any claims against Sellers for any regulatory fine or penalty, or any claims against Sellers (whether deployed by a private person or a governmental agency) for any penalty, fine, or payment of money, (ii) all Liabilities otherwise expressly assumed by Buyer or against which Buyer has expressly agreed to indemnify any Seller under any other provision in this Agreement (or in any documents which

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Buyer is obligated to deliver pursuant to this Agreement and/or prior to Closing), and (iii) all Liabilities with respect to the physical condition of the Properties, whether arising prior to or after the Closing. The provisions of this Section 2.10 shall survive Closing.

2.11    Sellers and Buyer acknowledge that Buyer may cause one or more entities controlling, controlled by or under common control with Buyer to: (a) acquire and own the fee ownership interests of each Property from and after the Closing; (b) enter into the New Management Agreements with the Manager for the operation of each Property from and after the Closing; and (c) otherwise consummate the transactions contemplated hereunder, in accordance with laws applicable to Buyer and its affiliates. Therefore, notwithstanding any terms to the contrary herein, Sellers agree that Buyer may, without the prior consent of any Seller, assign its rights hereunder, including its right to purchase the Properties or any portion thereof, or delegate the performance of any of its obligations hereunder, to one or more entities controlling, controlled by or under common control with Buyer; provided, however, that (i) no such assignment or delegation shall release the original entity named as Buyer herein from any of Buyer’s obligations pursuant to this Agreement, and (ii) Buyer shall provide Sellers with notice of any such assignment not less than fifteen (15) days prior to the Closing Date.

ARTICLE III

PURCHASE AND SALE

3.1    Purchase Price. The purchase price (the “Purchase Price”) for the Properties shall be Seventy-Eight Million Five Hundred Thousand No/100ths Dollars ($78,500,000.00).

3.2    Deposit. Within three (3) Business Days after the Effective Date, Buyer shall deposit into an escrow with Escrow Agent Five Hundred Thousand Dollars ($500,000.00) (together with all interest accrued thereon, the “Initial Deposit”). In the event that Buyer shall have delivered the Approval Notice (as hereinafter defined) to Sellers before the expiration of the Due Diligence Period (as hereinafter defined), the Initial Deposit shall be non-refundable except as otherwise expressly provided in this Agreement, and shall be applied and credited toward payment of the Purchase Price payable at Closing. In the event that Buyer delivers written notice to Sellers to terminate this Agreement (“Disapproval Notice”) or shall fail to deliver the Approval Notice to Sellers before the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to terminate this Agreement and the Initial Deposit shall be returned to Buyer. Should Buyer have delivered the Approval Notice before the expiration of the Due Diligence Period, within three (3) Business Days thereafter, Buyer shall deposit into the escrow an additional Five Hundred Thousand Dollars ($500,000.00) (together with all interest accrued thereon, the “Secondary Deposit,” and together with the Initial Deposit, the “Deposit”), which shall be non-refundable except as otherwise expressly provided in this Agreement, and shall be applied and credited toward payment of the Purchase Price payable at Closing.

3.3    Closing Payment. Buyer shall pay the Purchase Price, as adjusted by the prorations and credits specified herein, to Sellers by wire transfer of immediately available federal funds (through the escrow described in Section 7.1) as and when provided in Section 7.2.2 and in the escrow instructions contained herein.

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3.4    Additional Consideration. Buyer agrees that it shall expend significant time and material sums of money in connection with negotiating and executing this Agreement, conducting its due diligence investigations, and preparing for the Closing, all in reliance on Sellers’ obligations under this Agreement. Further, Sellers acknowledge that Buyer would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions of Section 6.4 of this Agreement. Accordingly, separate consideration exists to support Sellers’ obligations hereunder notwithstanding Buyer’s right to terminate this Agreement in accordance with the provisions of Section 6.4 of this Agreement.

3.5    Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price shall be allocated between Properties (but not between the components of individual Properties) as determined by agreement of the Parties prior to the expiration of the Due Diligence Period for Sellers’ federal, state and local tax purposes. Sellers shall, following the Effective Date, prepare and deliver to Buyer for its review a schedule allocating the Purchase Price to each the Property (with respect to each Property, the “Allocated Purchase Price”). Buyer shall review such Allocated Purchase Price and provide any objections to Sellers within five (5) days after the receipt thereof. If Buyer raises any objection to the Allocated Purchase Price, the Parties hereto will negotiate in good faith to resolve such objection(s). Upon reaching an agreement on the Allocated Purchase Price, Buyer and Sellers shall (i) cooperate in Sellers’ filing of any forms with respect to the Allocated Purchase Price as finally resolved, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price and (ii) cooperate in Sellers’ filing of all of its federal, state and local tax returns and related tax documents consistent with such Allocated Purchase Price as the same may be adjusted pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall obligate Buyer to agree, whether prospectively or retrospectively, to a purchase price allocation that is inconsistent with its accounting policies, GAAP or other financial reporting requirements.

3.6    Independent Consideration. Upon execution of this Agreement, Buyer shall wire to Sellers One Hundred Dollars ($100.00) as independent consideration for this Agreement (the “Independent Consideration”).

3.7    Escrow. Sellers agree that the sum of One Million Dollars ($1,000,000.00) (the “Escrow Funds”) from the Purchase Price due to Sellers at Closing shall be set aside and deposited into an escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”), which shall be executed by the Parties and Escrow Agent on the Closing Date. All of Buyer’s claims for Liabilities arising under this Agreement (including, but not limited to, Sellers’ breach of representations, warranties or covenants contained herein) shall be made against the Escrow Funds under the terms of the Escrow Agreement. The Escrow Agreement shall be for a term of eighteen (18) months following the Closing Date. On the date that is nine (9) months after the Closing Date (the “First Release Date”), one-half (1/2) of the Escrow Funds shall be released to Sellers, less (a) the amount of any disbursements made to Buyer in accordance with the Escrow Agreement and (b) any outstanding unresolved claims that were made by Buyer against Sellers pursuant to this Agreement prior to the First Release Date; provided, however, (i) no such release shall cause the Escrow Funds on deposit with escrow to be less than Five Hundred Thousand Dollars ($500,000.00), and (ii) if the Escrow Funds on deposit with escrow as of the First Release Date

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are less than Five Hundred Thousand Dollars ($500,000.00), then no Escrow Funds shall be released to Sellers on the First Release Date. On the date that is eighteen (18) months after the Closing Date (the “Second Release Date”), the balance of the Escrow Funds then on deposit with escrow shall be released to Sellers, less the amount of outstanding unresolved claims made by Buyer against Sellers pursuant to this Agreement on the Second Release Date, which amounts shall be retained by the escrow to be held and invested by it under the terms of Escrow Agreement until such claims are finally resolved and then disbursed in accordance with the terms of the Escrow Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions to Sellers’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of each Seller to consummate the transactions contemplated hereunder shall be contingent upon each of the following:

4.1.1    Representations. Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date excluding, however, any matter or change expressly permitted by the terms of this Agreement.

4.1.2    Performance. As of the Closing Date, Buyer shall have performed its obligations hereunder and all deliveries to be made by Buyer at Closing shall have been tendered.

4.1.3    Concurrent Closing. The Closing with respect to all three (3) of the Properties shall occur concurrently on the Closing Date.

4.2    Conditions to Buyer’s Obligation to Close. In addition to all other conditions set forth herein, the obligation of Buyer to consummate the transactions contemplated hereunder shall be contingent upon each of the following:

4.2.1    Representations. Sellers’ representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

4.2.2    Performance. As of the Closing Date, Sellers shall have performed Sellers’ obligations hereunder and all deliveries to be made by Sellers, or which Sellers are required to cause to be made, at Closing shall have been tendered.

4.2.3    Existing Management Agreements. Each Seller shall have terminated the applicable Existing Management Agreement concurrently with the Closing without cost or expense to Buyer.

4.2.4    Title. Upon the sole condition of payment of the premiums, the Title Company shall have irrevocably committed to issue to Buyer with regard to each Property an ALTA Owner’s Policy of title insurance, dated as of the date and time of the recording of the

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applicable Deed vesting title to such Property in Buyer, in the amount of the applicable Allocated Purchase Price, insuring Buyer as owner of good, marketable and indefeasible fee simple title to such Property, subject only to the applicable Permitted Exceptions (each, a “Title Policy,” and collectively, the “Title Policies”).

4.2.5    Bankruptcy. No proceeding has been commenced by or against any Seller under the federal Bankruptcy Code or any state law for relief of debtors.

4.2.6    Concurrent Closing. The Closing with respect to all three (3) of the Properties shall occur concurrently on the Closing Date.

4.3    Failure of Condition Precedent. So long as a Party is not in default of its covenants and agreements beyond applicable notice and cure periods hereunder or in material breach of a representation and warranty, if any condition to such Party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date and such condition is not cured within ten (10) days after receipt of notice of default or failure of such condition to be satisfied from the non-defaulting Party or the Party for whose benefit the condition precedent exists, such notifying Party may, in its sole discretion, either (i) terminate this Agreement by delivering written notice to the other Party on or before such date as is five (5) days after the expiration of the ten (10) day notice period described above in this Section (or other applicable date), or (ii) elect to close, notwithstanding the non-satisfaction of such condition, in which event such Party shall be deemed to have waived any such condition. In the event that Buyer elects to terminate this Agreement pursuant to this Section 4.3, then the Deposit shall be returned to Buyer.

ARTICLE V

TITLE MATTERS

5.    Title Matters.

5.1    Preliminary Title Report; Survey. If not previously delivered to Buyer, Sellers shall request that Title Company promptly deliver to Buyer a copy of a preliminary title report or commitment for title insurance (each a “Preliminary Title Report”, and collectively, the “Preliminary Title Reports”) covering each Property from Title Company. In addition, Sellers shall (if not previously delivered) deliver to Buyer a copy of the most recent existing survey (if any) in Sellers’ possession relating to each Property (if any, each, a “Survey” and collectively, the “Surveys”). If Buyer determines that any matter set forth in the Preliminary Title Reports or Surveys is unacceptable, Buyer’s sole remedy shall be to terminate this Agreement prior to the end of the Due Diligence Period, and Sellers and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. If Buyer fails to terminate this Agreement pursuant to the previous sentence, then Buyer shall be deemed to have approved the Preliminary Title Reports and Surveys.

5.2    Exceptions to Title. With respect to each Property, Buyer shall be obligated to accept title, subject to the following exceptions (the “Permitted Exceptions”):

5.2.1    Real estate taxes and assessments not yet delinquent;

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5.2.2    The applicable New Management Agreement; and

5.2.3    Such other exceptions to title or survey exceptions for such Property as are included in the Preliminary Title Report or by the Title Company as a result of matters on the Survey, or as otherwise expressly permitted under this Agreement, or any exceptions resulting from the acts of Buyer or its agents or representatives.

If Buyer disapproves any lien or other matter reflected in the Preliminary Title Reports, Buyer shall deliver written notice to Sellers on or prior to that date which is ten (10) Business Days prior to the expiration of the Due Diligence Period identifying with specificity such disapproved title matters (“Buyer’s Title Objection Notice”). Sellers shall have five (5) Business Days from the date of such Buyer’s Title Objection Notice in which to advise Buyer whether or not they are prepared to cure the same prior to the Closing Date (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item). Failure by Sellers to respond within such five (5) Business Day period shall be deemed Sellers’ election to not to cure any matters set forth in Buyer’s Title Objection Notice. In the event Sellers elect (or are deemed to have elected) not to cure any matters set forth in Buyer’s Title Objection Notice, Buyer shall have until the expiration of the Due Diligence Period in which to advise Sellers in writing of Buyer’s election (a) to waive the matters to which Buyer objected and which Sellers have elected (or are deemed to have elected) not to cure and to proceed to Closing or (b) to terminate this Agreement in which event the Deposit shall be returned to Buyer. In the event that this Agreement is not terminated pursuant to Section 6.4 below, Buyer shall be deemed to have waived all rights to terminate this Agreement pursuant to this paragraph. Except for the Permitted Exceptions, Sellers shall (i) pay, or cause to be paid, all mortgages and deeds of trust recorded against the Properties and (ii) satisfy or remove (or cause to be satisfied or removed) all mechanic’s or materialmen’s liens claimed against any Property arising from work performed prior to Closing; provided, however, that Sellers’ obligations pursuant to this sentence shall not apply to any Liens arising out of acts or omissions taken by or on behalf of Buyer.

Buyer shall review title to the Properties by obtaining prior to the expiration of the Due Diligence Period the commitment of Title Company to issue to Buyer on the Closing Date the Title Policy for each Property. If Buyer desires to obtain coverage over survey matters in the Title Policy for any Property, Buyer shall deliver to the Title Company prior to the Closing Date a current ALTA survey for such Property certified by a licensed surveyor in the State of Utah sufficient to permit or cause the Title Company to insure against survey matters at the Closing.

5.3    Endorsements to Title Policy. It is understood that Buyer may request a number of endorsements to the Title Policies. The issuance of such endorsements shall not be a condition to Closing.

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ARTICLE VI

DUE DILIGENCE PERIOD

6.    Due Diligence Reviews. Except for title and survey matters (which shall be governed by the provisions of Article V above), and subject to the provisions hereinafter set forth, Buyer shall have until the expiration of the Due Diligence Period within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Properties, including all toxic, soils, engineering and environmental reports and all leases, license agreements and service contracts, sewer/water conditions, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, operating expenses and legal, physical, environmental and compliance matters and conditions respecting the Properties (the foregoing being collectively called the “Property Information”).

6.1    Sellers’ Delivery of Specified Documents. To the extent such items are in Sellers’ possession or control, Sellers shall provide or make available to Buyer, (a) within three (3) days after the Effective Date, in an electronic data room located at https://www.dropbox.com/home/Utah%203%20Disposition (the “Data Room”) the information and documents requested by Buyer as set forth on Schedule 6.1 attached hereto, and (b) such additional due diligence materials as Buyer shall reasonably request between the Effective Date and the expiration of the Due Diligence Period. In no event, however, shall Sellers be obligated to make available (or cause to be made available) any proprietary or confidential documents, including, without limitation, reports or studies that have been superseded by subsequent reports or studies, or any of the following confidential and proprietary materials (collectively, the “Excluded Materials”): (1) information contained in financial analyses or projections (including Sellers’ budgets, valuations, cost-basis information and capital account information); (2) material that is subject to attorney-client privilege or that is attorney work product; (3) appraisal reports or letters; (4) organizational, financial and other documents relating to Sellers as opposed to the Properties (other than any evidence of due authorization and organization required under this Agreement); (5) material that Sellers are legally required not to disclose other than by reason of legal requirements voluntarily assumed by Sellers after the Effective Date; or (6) the Excluded Contracts, other than the agreements listed on Schedule 1.9, copies of which agreements listed on Schedule 1.9 Sellers shall provide to Buyer to the extent Sellers are not prohibited from disclosing such agreements pursuant to a confidentiality agreement or other confidentiality obligation. Sellers shall have the continuing obligation during the pendency of this Agreement to add to the Data Room or otherwise provide Buyer with any document described in Schedule 6.1 and coming into the possession of any Seller after the initial delivery of such information.

6.2    Inspection of the Properties. Upon forty-eight (48) hours advance notice to Sellers, Buyer shall have the right to perform such examinations, tests, investigations and studies of the Properties (the “Inspections”) as Buyer reasonably deems advisable in its sole discretion, and at its sole cost and expense, in accordance with this Section 6.2, including, without limitation, an inspection of the books and records of each Seller relating to the operation of the applicable Property other than Excluded Materials. Buyer may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Buyer’s Inspectors”). Sellers shall provide reasonable access to the Properties for Buyer’s Inspectors to perform the Inspections; provided, however, that (i) each Seller shall have the right to have an employee, agent or representative of such Seller accompany Buyer’s Inspectors; (ii) Buyer’s Inspectors shall not perform any drilling, coring or other invasive or destructive testing, without the prior written consent of the applicable Seller, which consent may be given or withheld in such Seller’s

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sole discretion; (iii) the Inspections shall be conducted by Buyer’s Inspectors on a Business Day between 9:00 a.m. and 5:00 p.m. (local time at the Real Property); (iv) Buyer’s right to perform the Inspections shall be subject to any rights of residents, and restrictions in the Resident Agreements, the Leases, and the Existing Management Agreements; and (v) the Inspections shall not unreasonably disrupt or disturb the operation of the business at the Projects or the rights of tenants or residents at the Projects and Buyer’s Inspectors shall comply with reasonable requests with respect to the Inspections to minimize such disruption or disturbance. In the course of its Inspections, Buyer may make inquiries to Manager and other Persons, including, without limitation, representatives, contractors, property managers, leasing agents, parties to Leases, Equipment Agreements or Operating Agreements and municipal, local and other government officials and representatives in accordance with the terms of this Agreement, and Sellers hereby consent to such inquiries.

6.2.1    Repair List. During the Due Diligence Period, Buyer and Sellers will reasonably cooperate and use good faith efforts to jointly inspect each Property and agree prior to the expiration of the Due Diligence Period on a list of property condition issues to be addressed by each Seller at the applicable Property (such lists, the “Repair Lists,” and each of the issues on each Repair List, an “Agreed Repair Item”). Notwithstanding the foregoing, in no event shall (i) the aggregate costs to be incurred by the Sellers in order to remedy or resolve all of the Agreed Repair Items exceed Twenty Thousand Dollars ($20,000.00) for each Property (the “Seller Repair Cost Cap”), it being acknowledged and agreed that no Seller shall be obligated to make any repair or perform any work with respect to any Property (and no such work or repair shall constitute an Agreed Repair Item) on account of any issues discovered by Buyer during its inspections to the extent such repair or work is not an Agreed Repair Item or would result in the aggregate costs and expenses incurred by such Seller pursuant to this Section 6.2.1 to exceed the Seller Repair Cost Cap and (ii) any Seller be obligated to perform any work or repair (and no such work or repair shall constitute an Agreed Repair Item) if such work or repair is contemplated by the capital expenditure budget provided by Sellers to Buyer with respect to the applicable Property. Sellers agree to use commercially reasonable efforts to cause the Agreed Repair Items to be substantially completed prior to Closing. Not more than three (3) Business Days prior to the Closing, Buyer and Sellers shall hold a final walkthrough of the Properties to confirm substantial completion of each Agreed Repair Item. If any of the Agreed Repair Items are not completed by the Closing Date, then the Parties shall proceed to Closing provided that the Manager shall, under the terms of the applicable New Management Agreement(s), expressly assume the obligation to complete such Agreed Repair Items which are not completed on or prior to the Closing Date, at its sole cost, promptly following the Closing Date.

6.3    Review Standards. Buyer shall use its commercially reasonable efforts at all times to conduct its due diligence reviews, inspections and examinations in a manner so as to not cause Liability to any Seller or any Property, or create any Lien on any Property, and so as to not unreasonably interfere with or disturb any tenant or any Seller’s operation of the applicable Property, and Buyer will indemnify, defend (with counsel reasonably acceptable to Sellers), and hold Sellers and the Properties harmless from and against any such Liability or Lien (including any such Liability or Lien caused by Buyer’s employees, agents, advisors, partners, independent contractors, members, direct and indirect owners, officers, directors, clients and representatives,

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but excluding any Liability or Lien suffered by any Seller or any Property as a result of the mere discovery of an existing condition at such Property that is not exacerbated by Buyer or any of its employees, agents, advisors, partners, independent contractors, members, direct and indirect owners, officers, directors, clients and representatives). Buyer shall maintain a commercial general liability insurance policy (containing a waiver of subrogation) to cover Buyer’s activities on the Properties pursuant to this Section 6.3 in an amount not less than One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) general aggregate. Sellers shall be named as additional insureds on such policy. Buyer shall deliver to Sellers an insurance certificate evidencing compliance with such insurance requirements prior to entering any Property for the purpose of conducting any physical inspections of such Property. In the event of any termination hereunder, Buyer shall return all documents and other materials furnished by Sellers hereunder and shall provide Seller with copies of all third party reports (other than Excluded Materials) obtained by Buyer in connection with the transactions contemplated by this Agreement. In connection with any permitted testing, sampling or other work performed hereunder, Buyer shall promptly dispose of (or cause to be disposed of) at its sole cost in accordance with all applicable Laws any waste, samples or other materials generated or removed by Buyer or by its agents or contractors arising from or in connection with the investigations, samplings or testing hereunder and shall restore the Properties to its prior condition promptly following completion of any such Inspection, except to the extent caused by any Seller’s gross negligence or willful misconduct. This Section 6.3 shall survive Closing or any termination of this Agreement.

6.4    Due Diligence Approval. Prior to the expiration of the Due Diligence Period, Buyer may in its sole and absolute discretion, either (a) terminate this Agreement for any reason or no reason by delivery of a Disapproval Notice or (b) approve the purchase of the Properties, following Buyer’s due diligence examinations, reviews and inspections of the Properties, by written notice to Sellers (such notice being herein called the “Approval Notice”). In the event that Buyer delivers an Approval Notice to Sellers, Buyer shall have no further right to terminate this Agreement pursuant to this Section 6.4. In the event that Buyer fails to deliver the Approval Notice to Sellers before the expiration of the Due Diligence Period, Buyer shall be deemed to have elected to terminate this Agreement. In the event that Buyer delivers a Disapproval Notice or is deemed to have terminated this Agreement pursuant to this Section 6.4, (i) the Initial Deposit, together with any interest earned thereon, shall be returned to Buyer and (ii) this Agreement, and the obligations of the Parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). In the event of termination, Sellers shall retain the Independent Consideration.

6.5    Form of Management Agreement. During the Due Diligence Period, Manager and Buyer shall use good faith efforts to negotiate the form of a management agreement (the “Form of New Management Agreement”) pursuant to which Manager will continue to operate each Property after Closing, which Form of New Management Agreement will then be duplicated to create the new management agreement for each Property (each, a “New Management Agreement”) in substantially the form of the Form of New Management Agreement. Sellers and Buyer acknowledge and agree that each of the New Management Agreements for the respective Properties shall be executed by the Manager and Buyer’s designee for each Property. In the event that the Parties are not able to agree upon the Form of New

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Management Agreement prior to the expiration of the Due Diligence Period, then this Agreement shall automatically terminate concurrent with the expiration of the Due Diligence Period, the Parties shall have no further rights or obligations pursuant to this Agreement (except for those rights and obligations which expressly survive the termination of this Agreement pursuant to its terms) and the Deposit (or portion thereof that has previously been delivered to Escrow Holder) shall be returned to Buyer.

ARTICLE VII

CLOSING

7.    Closing Procedure. The closing (the “Closing”) of the sale and purchase herein provided shall occur on January 31, 2018 (the “Closing Date”).

7.1    Escrow. The Closing shall be accomplished pursuant to the escrow instructions set forth on Exhibit C attached hereto.

7.2    Closing Deliveries. The Parties shall deliver to the Escrow Agent the following:

7.2.1    Sellers’ Deliveries. At least one (1) Business Day prior to the Closing Date, with respect to each Property, the applicable Seller shall deliver (or cause to be delivered) to the Escrow Agent the following:

(a)    Deeds. A Special Warranty Deed substantially in the form attached hereto as part of Exhibit D (the “Deed”), sufficient to vest title in the applicable Real Property in Buyer, subject only to the Permitted Exceptions, executed and acknowledged by the applicable Seller;

(b)    Bill of Sale and Assignment and Assumption of Leases, Contracts and Resident Agreements. Two (2) original counterparts of a Bill of Sale and Assignment of Leases, Contracts and Resident Agreements substantially in the form of Exhibit E attached hereto (“Bill of Sale”), executed and acknowledged by the applicable Seller;

(c)    Notice to Residents. A notice to each resident in a form that is mutually agreeable to both Buyer and the applicable Seller and that notifies the residents of the change in ownership and informs them where to send rental payments;

(d)    Notice to Tenants. A notice to each applicable tenant in a form that is mutually agreeable to both Buyer and the applicable Seller and that notifies such tenants of the change in ownership and informs them where to send rental payments;

(e)    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by or on behalf of the applicable Seller, and any similar form required under state or local law;

(f)    Title Certificate. The applicable Seller’s title certificate in the form of Exhibit F to the Title Company;

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(g)    [Intentionally Omitted];

(h)    New Management Agreement. Two (2) original counterparts of the applicable New Management Agreement, executed and acknowledged by Manager; and

(i)    Other Deliveries. Any other Closing deliveries required to be made by or on behalf of each Seller hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.2.2    Buyer’s Deliveries. At least one (1) Business Day prior to the Closing Date, with respect to each Property, (except as to the Purchase Price, which shall be delivered no later than 1:00 p.m. local time at the Real Property on the Closing Date and shall be a single delivery with respect to all Properties), Buyer shall deliver to the Escrow Agent the following:

(a)    Purchase Price. The Purchase Price, plus or minus applicable adjustments, prorations and Buyer’s closing costs as specified in this Agreement, in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b)    Bill of Sale and Assignment and Assumption of Leases, Contracts and Resident Agreements. Two (2) original counterparts of the Bill of Sale, executed by Buyer;

(c)    New Management Agreement. Two (2) original counterparts of the applicable New Management Agreement, executed by Buyer; and

(d)    Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Buyer hereunder or reasonably required to effect the Closing of this transaction consistent with this Agreement.

7.3    Closing Costs. Sellers shall pay or cause to be paid (1) any and all transfer taxes and intangible taxes payable in connection with the sale contemplated herein, (2) the premium for the standard ALTA portion of the Title Policy, and (3) one-half (1/2) of all escrow charges and recording and filing fees. Buyer shall pay (1) the title insurance costs for extended coverage, if any, obtained by Buyer and all endorsements obtained by Buyer, (2) one-half (1/2) of all escrow charges and recording and filing fees, (3) Buyer’s cost to obtain each new survey or to update any Survey, and (4) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder. Any other closing costs shall be allocated in accordance with local custom. Sellers and Buyer shall pay their respective shares of prorations as hereinafter provided. Each party shall pay the fees of its own attorneys, accountants and other professionals. The provisions of this Section 7.3 shall survive Closing or any termination of this Agreement.

7.4    Possession. At the time of Closing, Sellers shall deliver to Buyer possession of the Properties, subject only to the Permitted Exceptions and the rights of residents under the Resident Agreements and tenants under the Leases. The provisions of this Section 7.4 shall survive Closing.

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7.5    Delivery of Books, Records and Title to Vehicles. At the Closing and outside of escrow, Sellers shall deliver at each Property the originals of the Leases, Resident Agreements, Equipment Leases and Operating Agreements (or copies thereof if originals are not available) and the following to the extent they pertain to such Property and are in the possession or control of the applicable Seller: copies or originals of all books and records of account, contracts, copies of correspondence with residents and suppliers, receipts for deposits, unpaid bills and other papers or documents; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of such Property; and to the extent within the possession or reasonable control of such Seller, plans and specifications for the applicable Building and all operation manuals. Sellers shall reasonably cooperate with Buyer before and after Closing to transfer to Buyer any such information stored electronically. Following Closing, Buyer and Sellers shall cooperate to cause to be delivered to Buyer certificates of title to the applicable Owned Vehicles executed and acknowledged (or bonded) in accordance with applicable law in the State of Utah by the Utah Department of Motor Vehicles. The provisions of this Section 7.5 shall survive Closing.

ARTICLE VIII

PRORATIONS AND EXPENSES

8.    Prorations and Expenses.

8.1    Closing Statements. No later than the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of each Property and the business at each Project as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Section 8.2 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement for each Property (the “Closing Statements”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement with respect to each Property and the business at each Project. The Closing Statements shall be approved and executed by the Parties at Closing, and to the extent any such items on the Closing Statements were based upon estimations, such items shall be reprorated after the Closing as expressly set forth in Section 8.2.10.

8.2    Prorations. The following apportionments shall be made between the Parties at the Closing as of 11:59 p.m. local time at the Real Property on the date immediately prior to the Closing Date:

8.2.1    Rents and Payments. Buyer shall receive from the applicable Seller a credit for any rent and other income, including community fees, under each Resident Agreement and Lease collected by such Seller before Closing that applies to any period after Closing. Uncollected rent and other uncollected income and community fees shall not be prorated at Closing. After Closing, Buyer shall apply all rent and income collected by Buyer from a tenant under a Resident Agreement or Lease, first to such tenant’s current monthly rental, then to the month in which Closing occurred, and then to arrearages in the reverse order in which they were due, remitting promptly to the applicable Seller any balance properly allocable to such

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Seller’s period of ownership. Buyer shall bill and use commercially reasonable efforts to collect such rent arrearages in the ordinary course of business, but Buyer shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by the applicable Seller under any Resident Agreement or Lease after Closing which are owed to Buyer shall be remitted to Buyer by such Seller promptly after receipt for allocation and disbursement as provided herein.

8.2.2    Deposits and Prepaid Rent. All security deposits and pre-paid rent not previously applied by the applicable Seller pursuant to the terms of the applicable Resident Agreement or Lease shall be transferred by such Seller to Buyer at Closing; at the Closing, Buyer hereby assumes all of each Seller’s financial and custodial obligations with respect to security deposits and pre-paid rent so transferred by the Sellers to Buyer, it being the intent and purpose of this provision that, at Closing, Sellers will be relieved of all fiduciary and custodial obligations, and that Buyer will assume all such obligations and be directly accountable to the tenants of each Property with respect thereto.

8.2.3    Taxes and Charges for Utilities. Real estate and personal property taxes and assessments, water charges, sewer charges and charges for all other utilities, shall be apportioned on the basis of the fiscal period for which assessed, except that if there is a utility meter on any Property, apportionment at the Closing for such utility shall be based on the last available reading, subject to adjustment after the Closing on a per diem basis, when the next reading is available.

8.2.4    Utility Deposits. Utility deposits for any utility accounts which are transferred to Buyer shall be credited to the applicable Seller.

8.2.5    Equipment Leases and Operating Agreements. All amounts due under Equipment Leases and Operating Agreements assigned by the Sellers to Buyer at Closing shall be prorated, such that the applicable Seller is responsible for all such amounts related to periods prior to 11:59 p.m. local time at the Real Property on the day immediately prior to the Closing Date and Buyer shall be responsible for all amounts due with respect to periods thereafter. To the extent that the applicable Seller has prepaid amounts under any Equipment Lease or Operating Agreement with respect to periods from and after 11:59 p.m. local time at the Real Property on the day immediately prior to the Closing Date, Buyer shall provide Seller with a credit for such amounts at Closing.

8.2.6    Employee Expenses. Sellers and Manager shall be responsible for all Employee Expenses related to periods prior to 11:59 p.m. local time at the Real Property on the day immediately prior to the Closing Date. All Employee Expenses with respect to periods from and after 11:59 p.m. local time at the Real Property on the day immediately prior to the Closing Date shall be the responsibility of Manager in accordance with the terms of the New Management Agreements.

8.2.7    [Intentionally Omitted].

8.2.8    Government Healthcare Payments. If, on or after the Closing Date, Buyer receives payment from any Government Healthcare Program and/or contractors

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designated by such Government Healthcare Programs which payment represents reimbursement with respect to payment for services rendered by any Seller or Manager prior to the Closing Date, then Buyer shall promptly forward such payments to the applicable Seller or Manager. Any payments received by any Seller or Manager on or after the Closing Date from any Government Healthcare Program which represents reimbursement for services rendered by Buyer or Manager on or after the Closing Date shall be promptly remitted by such Seller to Buyer. Buyer and Seller agrees to cooperate in providing the applicable Government Healthcare Programs and the contractors designated by such Government Healthcare Programs with an appropriate statement concerning Government Healthcare Program liabilities, and the respective obligations of the parties hereto if and to the extent required by applicable Law.

8.2.9    Other Unpaid Expenses. To the extent that on the Closing Date there are any other unpaid expenses attributable to Sellers’ operation of the Properties, Sellers shall either provide Buyer with a credit in the amount of such unpaid expenses or shall pay such expenses in due course (but prior to delinquency) following the Closing.

8.2.10    Post-Closing True-Up. If the Closing shall occur before a new tax rate is fixed for each Property, the apportionment of taxes for each Property at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at the Closing shall be promptly corrected, which obligation shall survive the Closing. If any operating expenses or other prorations cannot conclusively be determined as of the date of Closing, including all such items in the Closing Statements which are prorated based upon the best estimates of the Parties, then the same shall be adjusted at Closing based upon the most recently issued bills, and shall be re-adjusted after the Closing occurs. Either Party owing the other Party a sum of money based on such subsequent re-adjustments shall pay said sum to the other Party within ten (10) Business Days thereafter. The Parties shall endeavor to complete any necessary post-Closing true-up of the prorations and adjustments described herein as soon as possible, but in no event later than ninety (90) calendar days after Closing. The provisions of this Section 8.2.10 and the obligations of each of the Parties hereunder shall survive the Closing.

ARTICLE IX

CASUALTY AND CONDEMNATION

9.    Casualty or Condemnation of Property.

9.1    Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, all or any portion of any Real Property is damaged or destroyed by fire or any other casualty (a “Casualty”), Sellers shall give written notice of such Casualty to Buyer as promptly as practicable after the occurrence of such Casualty, but in any event prior to the Closing (“Casualty Notice”). Such Casualty Notice shall include a description of the incident causing such Casualty, whether or not such Casualty is covered by any of Sellers’ existing insurance policies and Sellers’ estimate of the costs to repair such Casualty (if then known), copies of any and all third party reports and inspections then obtained by Sellers in

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connection with such Casualty (if any), copies of any claims submitted to Sellers’ insurance carrier(s) prior to the delivery of such Casualty Notice (if any) and copies of any reports then filed with any Government Authority in connection with such Casualty (if any).

9.1.1    Material Casualty. If a Casualty occurs between the Effective Date and the Closing Date, and either (A) the cost to repair or restore all or any of the Properties required by a Casualty occurring between the Effective Date and the Closing Date equals or exceeds Six Hundred Fifty Thousand Dollars ($650,000.00) or (B) any such Casualty event is not covered by any of the applicable Seller’s policies of insurance for the applicable Property and such Seller elects (in its sole and absolute discretion) not to provide Buyer with a credit against the Purchase Price on account of such uninsured casualty (each of the foregoing is referred to herein as a “Material Casualty”), then Buyer shall have, in its sole and absolute discretion, the right to elect, by providing written notice to Sellers within fifteen (15) days after Buyer’s receipt of Sellers’ written notice of such Casualty, to (i) terminate this Agreement, in which case (a) the Deposit (or in the event of a Material Casualty prior to the expiration of the Due Diligence Period, the Initial Deposit) shall be returned to Buyer and (b) the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (ii) proceed to Closing, in which case (a) Sellers shall assign and transfer to Buyer all of Sellers’ right, title and interest in and to all proceeds from all casualty insurance policies maintained by Sellers with respect to such Casualty (other than amounts applied by Sellers prior to Closing in connection with the repair of the applicable Property) by delivering an assignment instrument to Buyer at Closing in form and substance reasonably satisfactory to Buyer, and (b) Buyer shall receive no credit from Sellers against the Purchase Price in connection with such Material Casualty other than a credit equal to any unpaid deductibles under Sellers’ insurance policies to the extent such deductibles are called upon to cover any such claim related to such Casualty. If Buyer fails to provide written notice of its election to Sellers within such time period, Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (i) of the preceding sentence. If the Closing is scheduled to occur prior to the expiration of Buyer’s election period, then the Closing shall be postponed until the date which is five (5) Business Days after the expiration of Buyer’s election period. For purposes of clarity, in no event shall any Seller be obligated to provide Buyer with any credit against the Purchase Price on account of any uninsured Casualty unless such Seller elects to do so in its sole and absolute discretion.

9.1.2    Non-Material Casualty. In the event of any Casualty other than a Material Casualty, Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case (a) Sellers shall assign and transfer to Buyer all of Sellers’ right, title and interest in and to all proceeds from all casualty insurance policies maintained by Sellers with respect to such Casualty (other than amounts applied by Sellers prior to Closing in connection with the repair of the applicable Property) by delivering an assignment instrument to Buyer at Closing in form and substance reasonably satisfactory to Buyer, and (b) Buyer shall receive no credit from Sellers against the Purchase Price in connection with such Casualty, other than (i) a credit equal to any unpaid deductibles under Sellers’ insurance policies to the extent such deductibles are called upon to cover any such claim or (ii) the estimated cost to repair or restore the applicable Property on account of any uninsured Casualty for which any Seller has elected (in its sole and absolute discretion) to provide Buyer with a credit against the Purchase Price less any such amounts which have been paid by such Seller to repair or restore such Property prior to Closing.

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9.2    Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences or threatens to commence any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of any Property (a “Condemnation”), the Sellers shall give written notice of such Condemnation to Buyer promptly after the Sellers receive notice of such Condemnation.

9.2.1    Material Condemnation. If the Condemnation would result in the loss of Six Hundred Fifty Thousand Dollars ($650,000.00) or more (a “Material Condemnation”), then Buyer shall have the right to elect, by providing written notice to Sellers within fifteen (15) days after Buyer’s receipt of Sellers’ written notice of such Condemnation, to (A) terminate this Agreement, in which case (i) the Deposit (or in the event of a Material Condemnation prior to the expiration of the Due Diligence Period, the Initial Deposit), together with any interest earned thereon, shall be returned to Buyer and (ii) the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Sellers shall assign to Buyer all of Sellers’ right, title and interest in all proceeds and awards from such Condemnation (other than amounts applied by Sellers prior to Closing in connection with the repair of the applicable Property) by delivering an assignment instrument to Buyer at Closing in form and substance reasonably satisfactory to Buyer. If Buyer fails to provide written notice of its election to Sellers within such time period, then Buyer shall be deemed to have elected to terminate this Agreement pursuant to clause (A) of the preceding sentence. If the Closing is scheduled to occur within Buyer’s fifteen (15) day election period, then the Closing shall be postponed until the date which is five (5) Business Days after the expiration of Buyer’s election period.

9.2.2    Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Buyer shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Sellers shall assign to Buyer all of Sellers’ right, title and interest in all proceeds and awards from such Condemnation (other than amounts applied by Sellers prior to Closing in connection with the repair of the applicable Property) by delivering an assignment instrument to Buyer at Closing in form and substance reasonably satisfactory to Buyer.

9.3    The provisions of this Article IX shall survive Closing or any termination of this Agreement.

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ARTICLE X

COVENANTS

10.    Covenants.

10.1    Governmental and Other Third Party Licenses, Consents and Approvals. Sellers and Buyer acknowledge that the transactions contemplated under this Agreement include the continued operation of the each of the Properties by the Manager from and after the Closing Date. To that end, Sellers agree that it shall cause Manager to maintain, with respect to each Project, all licenses, permits, approvals and consents from the Utah Department of Health Facility Licensing Certification and Resident Assessment (“UDHFLCRA”) under the provisions of Utah licensing law Title 26, Chapter 2l Utah Law (the “Health Care Facility Licensing and Inspection Act”) issued to Manager (each, a “Manager License”), in compliance with the rules and regulations promulgated thereunder, including without limitation Utah Administrative Rule 432-2-12, allowing each Project to continue to be operated as an assisted living facility of the type currently shown in each respective Manager License as of the Effective Date, from and after the Closing Date. Buyer shall have received, on or before the date three (3) Business Days prior to the Closing Date, with respect to each Project, all licenses, permits, approvals and consents required from UDHFLCRA under the provisions of the Health Care Facility Licensing and Inspection Act issued to Buyer (each, a “Buyer License”), in compliance with and the rules and regulations promulgated thereunder, including without limitation Utah Administrative Rule 432-2-12, allowing each Project to continue to be operated as an assisted living facility from and after the Closing Date. Buyer agrees to submit Buyer’s complete application for each Buyer License to the Utah Department of Health no later than thirty five (35) days prior to the Closing Date. Buyer assumes sole responsibility for satisfactorily completing all applications for the Buyer Licenses and obtaining the same.

10.2    Ongoing Operations. Each Seller covenants and agrees that from the Effective Date until the Closing Date:

10.2.1    Preservation of Business. Except as set forth on Schedule 10.2.1, such Seller shall use commercially reasonable efforts to cause Manager to (i) operate the applicable Property in the ordinary and usual course of business and consistent with past practice; (ii) preserve intact the applicable Property subject to reasonable wear and tear; (iii) preserve the good will and advantageous relationships of such Seller with residents, tenants, customers, suppliers, independent contractors, employees and other persons or entities material to the operation of its business; (iv) perform its obligations under Leases, Resident Agreements and other agreements affecting the applicable Property; and (v) not take any action or omission which would cause any of the representations or warranties of such Seller contained herein to become inaccurate or any of the covenants of such Seller to be breached.

10.2.2    Maintenance of Insurance. Such Seller shall use commercially reasonable efforts to cause Manager to continue to carry its existing insurance through the Closing Date, and will not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist, unless such insurance is replaced by replacement insurance on substantially similar terms to such terminated or canceled insurance.

10.2.3    New Contracts. From and after the expiration of the Due Diligence Period, without Buyer’s prior written consent in each instance, which shall not be unreasonably withheld, such Seller shall not, and shall not permit Manager to, terminate, waive any default under, or grant concessions regarding any of the existing Equipment Leases or Operating Agreements, nor to enter into any new agreement to provide or receive services to or

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at the applicable Property, or that otherwise affects such Property or the businesses at the applicable Project, in each case if the same may not be terminated within thirty (30) days after the end of the month in which the Closing occurs at Buyer’s election and without any cost to Buyer except the reasonable and necessary fair market value of services during the period between the Closing and the earlier of the termination date or the end of the month after the month in which the Closing occurs. At Buyer’s request, the applicable Seller shall assist Buyer in obtaining new Operating Agreements with the division-wide vendors and suppliers listed on Schedule 1.9, which are classified as Excluded Contracts, provided that failure to receive such new Operating Agreements shall not constitute a breach of this Agreement by any Seller or otherwise give rise to a right of Buyer to terminate this Agreement or pursue any other remedies against the applicable Seller. Notwithstanding the foregoing, the provisions of this Section 10.2.3 shall not apply to any Leases or Resident Agreements.

10.2.4    Leasing Arrangements. From and after the expiration of the Due Diligence Period, such Seller shall not enter into any Lease that may not be terminated within thirty (30) days after the end of the month in which the Closing occurs, at Buyer’s election and without any cost to Buyer, nor shall such Seller amend, terminate, waive any default under, grant concessions regarding, or incur any obligation for leasing commissions or otherwise in connection with any Lease, in each case, without Buyer’s prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, the provisions of this Section 10.2.4 shall not apply to any Resident Agreements.

10.2.5    Resident Agreements. No Seller shall, subsequent to the expiration of the Due Diligence Period, without Buyer’s prior written consent, (a) enter into any new residency agreement for a unit with a first-time resident unless the residency agreement is for a period of no more than one year and has an effective rental rate consistent with such Seller’s current practice; or (b) enter into, amend, renew or extend any Resident Agreement with an existing resident unless the Resident Agreement is for a period of not more than one year and has an effective rental rate for the amended, renewal or extension term consistent with such Seller’s current practice; or (c) terminate any Resident Agreement except by reason of a default by the resident thereunder or by reason of the provisions contained in the Resident Agreement.

10.2.6    Removal and Replacement of Tangible Personal Property. Such Seller shall not, and shall not permit Manager to, remove any material Tangible Personal Property (other than as is prudent in the ordinary course of operating the applicable Property) unless it is replaced with a comparable item of equal quality and quantity as existed as of the time of such removal.

10.2.7    Maintenance of Licenses and Notices of Survey. In furtherance of, and not in limitation of Section 10.1, each Seller shall, and shall cause the Manager to, maintain in existence the applicable Manager License and all other material licenses, permits and approvals appropriate to the ownership, operation or improvement of the applicable Project or necessary for such Seller or Manager to operate senior living facilities at the applicable Property. From the Effective Date hereof until the Closing Date, Sellers shall promptly notify Buyer of any regulatory survey occurring at the Properties by UDHFLCRA or any other Governmental Authority having jurisdiction over the Properties. Furthermore, Sellers shall promptly notify Buyer of any of the following of which UDHFLCRA or any other Governmental Authority

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provides Sellers with notice after the Effective Date: (a) any deficiencies identified by any such regulatory survey; (b) any applicable fines imposed on Sellers or Manager in connection with any such regulatory survey; and (c) any threatened or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal of any of the Manager Licenses, permits and approvals which are necessary for the continued operation of each Property as a senior living community.

10.2.8    Additional Encumbrances. Neither Buyer nor such Seller shall grant or cause, and shall not permit or suffer to exist, any new Liens affecting the applicable Property or any portion thereof from the Effective Date until the Closing Date.

10.2.9    Cooperation with Buyer’s Auditors and SEC Filing Requirements. For the period of time commencing on the Effective Date and continuing through the first (1st) anniversary of the Closing Date, Sellers shall, from time to time, upon reasonable advance notice from Buyer, (a) provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of the applicable Seller’s ownership and operation of each Property, which information is relevant and reasonably necessary, in the reasonable opinion of Buyer’s outside, third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any or all of (i) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “SEC”), (ii) any other rule issued by the SEC and applicable to Buyer or its affiliates, and (iii) any registration statement, report or disclosure statement filed with the SEC by, or on behalf of Buyer or its affiliates and (b) reasonably cooperate with and provide reasonable assistance to Buyer and the Accountants in completing an audit of such financial statements, including, without limitation, providing Buyer’s auditor with an executed letter of representation in the form attached hereto as Exhibit G (the “Representation Letter”); provided, however, that in any such event(s), Buyer shall reimburse Sellers for any reasonable actual, third party out-of-pocket costs and expenses that Sellers incur in order to comply with the foregoing requirement. The provisions of this Section 10.2.9 shall survive Closing; provided, further that Sellers and Buyer acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Sellers to Buyer pursuant to the terms and provisions of this Agreement or to expose Sellers to any risk of Liability to third parties.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

11.    Representations and Warranties.

11.1    Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Buyer that:

11.1.1    Corporate Organization. Such Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization

11.1.2    Power and Authority; Authorization; Enforceability. Such Seller has all necessary corporate, partnership or similar power and authority to own and operate its

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respective properties and assets and to carry on its business as and where such is now being conducted, including the Property owned by such Seller. Such Seller has all necessary corporate, partnership or similar power and authority to enter into the documents and instruments to be executed and delivered by such Seller pursuant hereto and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, and the items to be delivered by such Seller at the Closing, and the performance of this Agreement by such Seller has been duly and validly authorized. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

11.1.3    Qualifications. Each Seller is duly qualified to do business in the State of Utah, and is in good standing in the State of Utah.

11.1.4    No Conflicts or Violation. Neither the execution and delivery of this Agreement or the other items to be delivered by such Seller at the Closing, the consummation of the transactions contemplated hereby and thereby by such Seller, nor the fulfillment of the terms hereof by such Seller or the Manager shall: (i) except as set forth on Schedule 11.1.4, violate or result in a breach of any of the material terms and provision of, constitute a default under, conflict with, or result in any acceleration of rights, benefits or obligations of any party under any material contract to which such Seller and/or Manager is a party or by which it is bound; (ii) materially violate any order of any Governmental Authority applicable to such Sellers and/or Manager; (iii) result in the creation of any Lien or encumbrance upon any of the Properties pursuant to any such contract described in clause (i) above except pursuant to this Agreement; (iv) constitute a material violation by such Seller of any applicable Law; (v) except as set forth on Schedule 11.1.4, to such Seller’s knowledge, subject to the terms of the applicable Existing Management Agreement and customary governmental approval processes in the applicable jurisdiction with respect to the re-issuance of any licenses, permits, approvals or other authorizations in a purchaser’s name, result in the breach of any material terms of, or constitute a material default under or otherwise cause a material impairment of the licenses and any other permits, approvals and governmental authorizations held by such Seller and/or the Existing Manager or (vi) conflict with or violate any organizational document of such Seller. HCP S-H MRE/HCP PropCo Member, LLC (“HCP”) has waived its right to acquire each Property pursuant to that certain Amended and Restated Limited Liability Company Agreement of S-H MRE/HCP Propco Ventures LLC dated March 30, 2015, by and between MRE Senior Joint Venture #1 LLC, as successor-by-assignment to the rights of MBK Senior Living LLC, and HCP.

11.1.5    General Compliance. Except as disclosed in the Property Information or in Schedule 11.1.5 hereto, such Seller (i) has not received any written notice from any Governmental Authority that the applicable Property is not in compliance with applicable Laws other than notices of non-compliance that have been remedied and (ii) has not received any written notice of any pending, threatened or contemplated actions by any Governmental Authority having the power of eminent domain which might result in any part of the applicable Property being taken by condemnation or being conveyed in lieu thereof. Except as disclosed on Schedule 11.1.5, to such Seller’s knowledge, the physical structure and operation of the applicable Property is in material compliance with all Laws applicable to it. To such Seller’s knowledge, and except as disclosed in the Property Information or in Schedule 11.1.5 hereto, there is no: (1) judicial, regulatory or Governmental Authority order requiring any material

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repair, alteration or correction of any existing physical condition affecting the Properties that has not already been remedied; or (2) underground storage tanks at any of the Properties, except as otherwise set forth in any environmental report obtained by Buyer or delivered by such Seller to Buyer.

11.1.6    [Intentionally Omitted].

11.1.7    Resident Agreements. As of the Effective Date, there are no residency agreements, leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Improvements other than the Resident Agreements described in Schedule 11.1.7 attached hereto (the “Rent Roll”). The Rent Roll is the rent roll that such Seller uses and relies upon in its operation of the Property.

11.1.8    Leases, Equipment Leases and Operating Agreements. Except as set forth on Schedule 11.1.8, true, correct and complete copies of all of the Leases, Equipment Leases and Operating Agreements (including all amendments and modifications thereto) relating to the applicable Property have been delivered to Buyer. Except as set forth on Schedule 11.1.8, each of the applicable Leases, Equipment Leases and Operating Agreements is a valid and binding agreement of such Seller, and to such Seller’s knowledge, of the other parties thereto, in full force and effect and enforceable against such Seller and, to such Seller’s knowledge, against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar state or federal debt relief laws from time to time in effect and to general principles of equity. To such Seller’s knowledge, there is no material default under any of the Leases, Equipment Leases or Operating Agreements relating to the applicable Property.

11.1.9    Litigation. Other than litigation disclosed in Schedule 11.1.9 hereto, and except for resident or tenant collection actions, if any, and tort claims, if any, which are covered by insurance, to such Seller’s knowledge, there is no pending (nor has such Seller received any written notice within the last 12 months of any threatened) action, litigation, condemnation or other legal proceeding against the applicable Property or against such Seller with respect to such Property.

11.1.10     OFAC Laws, Anti-Money Laundering Laws and FIRPTA. Such Seller (i) is not listed on any Government Lists, (ii) is not the target of any OFAC Laws, (iii) is not in violation of any OFAC Laws or Anti-Money Laundering Laws, and (iv) is not a “foreign person” as that term is defined in the Code and the regulations promulgated pursuant thereto, and Buyer has no obligation under Code Section 1445 to withhold and pay over to the IRS any part of the amount realized by such Seller in the transaction contemplated hereby (as such term is defined in the regulations issued under Code Section 1445).

11.1.11     Environmental Matters. Except as disclosed on Schedule 11.1.11, such Seller (i) to Seller’s knowledge, is in material compliance with all applicable Environmental Laws to the extent applicable to the applicable Property and (ii) has not received written notice from any governmental entity alleging that it is in material violation of any applicable Environmental Laws with respect to any Property which has not been cured or remedied prior to the Effective Date.

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11.1.12    Title to Personal Property. Such Seller has good title or leasehold interest to all of the Tangible Personal Property owned or leased by such Seller, and at the Closing, such Seller shall transfer such Tangible Personal Property to Buyer, free and clear of all liabilities, liens and, encumbrances except for the Permitted Exceptions.

11.1.13    Permits and Licenses. Such Seller or Manager holds, owns or possesses all material permits, licenses, certificates and authorizations required to conduct the business at the applicable Property as currently conducted and that relate to the ownership, use, operation or management of the applicable Property (the “Permits”). Such Seller has made available to Buyer true and correct copies of the Permits listed on Schedule 11.1.13. To such Seller’s knowledge, such Permits are valid and in full force and effect. Except as described on Schedule 11.1.13, such Seller has received no written notice of any uncured material deficiency or violation of any term or condition of such Permits from any Governmental Authority, nor to the knowledge of such Seller does there exist any uncured material default under any of the Permits.

11.1.14    Provider Agreements. Cottonwood MSL’s, Wellington MSL’s and/or Manager’s operations at each Property owned by Cottonwood MSL and Wellington MSL (collectively, the “Medicaid Properties,” and each, a “Medicaid Property”) are duly certified to participate, and do participate, in the Medicaid program (the “Program”). All provider numbers related to Cottonwood MSL’s, Wellington MSL’s and/or Manager’s existing Medicaid contracts with respect to each Medicaid Property (the “Program Agreements”) are included on Schedule 11.1.14 attached hereto. Cottonwood MSL’s, Wellington MSL’s and/or Manager’s operations at each Medicaid Property are and will be at the time of Closing in material compliance with all of the terms, conditions and provisions of such Program Agreements, as well as all Laws related thereto.

11.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers that:

11.2.1    Corporate Organization. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

11.2.2    Power and Authority; Authorization; Enforceability. Buyer has all necessary corporate, partnership or similar power and authority to own and operate its respective properties and assets, to carry on its business as and where such is now being conducted, to enter into the documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement, and the items to be delivered by Buyer at the Closing, and the performance of this Agreement has been duly and validly authorized. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its term.

11.2.3    Qualifications. Buyer is duly qualified or licensed to do business, and is in good standing, in the State of Utah.

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11.2.4    No Conflicts or Violations. Neither the execution and delivery of this Agreement or the other items to be delivered by Buyer at the Closing, the consummation of the transactions contemplated hereby and thereby by Buyer, nor the fulfillment of the terms hereof by Buyer shall: (i) violate or result in a breach of any of the material terms and provisions of, constitute a default under, conflict with, or result in any acceleration of rights, benefits or obligations of any party under any contract to which Buyer is a party or by which it is bound; (ii) materially violate any order of any Governmental Authority applicable to Buyer; (iii) constitute a material violation by Buyer of any applicable Law; or (iv) conflict with or violate any organizational document of Buyer.

11.2.5    Employee Benefit Plan. Buyer is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of either of the foregoing. Buyer is not a “governmental plan” as defined in Section 3(32) of ERISA and is not subject to state statutes regulating investments of and fiduciary obligations with respect to government plans which would be violated by the transactions contemplated by this Agreement.

11.2.6    OFAC Laws and Anti-Money Laundering Laws. Buyer (i) is not listed on any Government Lists, (ii) is not the target of any OFAC Laws, and (iii) is not in violation of any OFAC Laws or Anti-Money Laundering Laws. Buyer has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation of OFAC Laws or Anti-Money Laundering Laws.

11.3    Survival. The representations and warranties set forth in this Article XI are made as of the Effective Date and are remade as of the Closing Date. Sellers’ Liability and Buyer’s Liability with respect to any representations and warranties under this Agreement shall survive the Closing for a period (the “Survival Period”) of twelve (12) months. Unless expressly provided herein, no other obligations of the Sellers regarding this Agreement, except for the reprorations described in Section 8.2.10, shall survive the Closing.

11.4    Buyer’s Knowledge. Notwithstanding anything to the contrary in this Agreement, Sellers shall have no Liability, and Buyer shall make no claim against any Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of any Seller under this Agreement (including for this purpose any matter that would have constituted a breach of any Seller’s representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known or disclosed to Buyer prior to the expiration of the Due Diligence Period, or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known or disclosed to Buyer prior to Closing and Buyer proceeds with the Closing.

11.5    Knowledge.

11.5.1    Definition. When a statement is made under this Agreement to the “knowledge” of a party (or other similar phrase), it shall mean that none of the Designated

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Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true. Each Designated Representative shall be deemed to have actual knowledge of any matter received by such Designated Representative in writing, and the Buyer Designated Representatives shall be deemed to have actual knowledge of all matters contained in the Data Room or otherwise obtained by or on behalf of Buyer in connection with Buyer’s due diligence pursuant to this Agreement. None of the Designated Representatives shall have any personal liability under this Agreement.

11.5.2    Designated Representatives. The “Designated Representatives” are limited to the following individuals:

(a)	for Sellers : Jeff Fischer and Rob Henderson; and

(b)	for Buyer : John Strockis and Kyle Stiff.

ARTICLE XII

CONDITION OF THE PROPERTIES

12.    CONDITION OF THE PROPERTIES. AS AN ESSENTIAL INDUCEMENT TO SELLERS TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES AND AGREES, THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT:

12.1    DISCLAIMER.

12.1.1    AS-IS; WHERE-IS. EXCEPT AS SET FORTH IN THE SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11, THE SALE OF EACH OF THE PROPERTIES HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND SHALL BE WITHOUT WARRANTY OF INCOME POTENTIAL, FUTURE OPERATING EXPENSES, USES, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION. SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTIES OR ANY OTHER MATTER WHATSOEVER, EXCEPT IN EACH CASE FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. BUYER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM ANY SELLER OR ANY REPRESENTATIVE OR AGENT OF ANY SELLER OR ANY MSL PARTY AS TO ANY MATTER CONCERNING ANY PROPERTY, INCLUDING WITHOUT LIMITATION: (1) THE CONDITION OR SAFETY OF SUCH PROPERTY (FOR OPERATION OR INSPECTION), INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER,

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HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, AND FOUNDATIONS; (2) THE CONDITION OF THE SOILS AND GEOLOGY, INCLUDING THE EXISTENCE OR NONEXISTENCE OF HAZARDOUS MATERIALS AND COMPLIANCE WITH LAWS RELATING TO HAZARDOUS MATERIALS; (3) WHETHER THE IMPROVEMENTS OR PERSONAL PROPERTY ARE IN WORKING ORDER; (4) THE CONDITION, HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (5) THE FITNESS OR MERCHANTABILITY OF ANY PERSONAL PROPERTY; (6) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE CITY, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES; (7) THE FUTURE STATUS OF THE RESIDENT AGREEMENTS, LEASES OR OPERATING AGREEMENTS; OR (8) WHETHER SUCH PROPERTY COMPLIES WITH ANY DISABILITY OR HANDICAP ACTS, LAWS, RULES, REGULATIONS OR GUIDELINES. ANY REPORTS, REPAIRS OR WORK REQUIRED BY BUYER ARE TO BE THE SOLE RESPONSIBILITY OF BUYER AND BUYER AGREES THAT THERE IS NO OBLIGATION ON THE PART OF ANY SELLER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY PROPERTY.

12.1.2    SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF PROJECTS SIMILAR TO THE PROPERTIES, AND BUYER HAS ACCESS TO AND HAS ACTUALLY RETAINED THE SERVICES OF ATTORNEYS, ADVISORS, CONSULTANTS, ACCOUNTANTS, INSPECTORS, AND OTHER AGENTS NECESSARY TO INFORM BUYER AS TO ALL MATERIAL ISSUES RELATING TO THE ENTRY INTO THIS AGREEMENT, AND BUYER HAS HAD ADEQUATE OPPORTUNITY OR WILL HAVE ADEQUATE OPPORTUNITY PRIOR TO CLOSING (BUYER’S DELIVERY OF AN APPROVAL NOTICE PURSUANT TO SECTION 6.4 SHALL CONSTITUTE AN ACKNOWLEDGMENT BY BUYER THAT IT HAS HAD SUCH AN OPPORTUNITY) TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTIES HEREUNDER THAT IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE TITLE POLICIES AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY SELLER OR ANY MSL PARTY.

12.1.3    DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTIES IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. NO SELLER HAS MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND SELLERS MAKE NO (AND EXPRESSLY DISCLAIM ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS SET FORTH IN THE SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 11, SELLERS SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATIONS OR ANY FAILURE TO INVESTIGATE THE

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PROPERTIES NOR SHALL ANY SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTIES OR THE OPERATION THEREOF, FURNISHED BY ANY SELLER.

12.2    RELEASE. SUBJECT TO SECTION 12.3, BELOW, EFFECTIVE AS OF THE CLOSING, BUYER HEREBY RELEASES EACH SELLER AND ALL MSL PARTIES FROM ALL CLAIMS THAT BUYER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER BUYER HAS OR MAY HAVE AS OF CLOSING ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH ANY PROPERTY, INCLUDING THE PROPERTY INFORMATION, THE LEASES, THE RESIDENT AGREEMENTS AND THE TENANTS AND RESIDENTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER OR ANY MSL PARTY IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY RELEASES EACH SELLER AND EACH MSL PARTY FROM ANY AND ALL LIABILITY, COST AND EXPENSE (INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES AND EXPENSES) ARISING FROM ANY INJURY OR LOSS SUSTAINED BY BUYER IN CONNECTION WITH ANY INSPECTION, EXCEPT TO THE EXTENT CAUSED BY ANY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION AND, IN THAT REGARD, BUYER HEREBY EXPRESSLY WAIVES ALL RIGHTS AND BENEFITS IT MAY NOW HAVE OR HEREAFTER ACQUIRE UNDER CALIFORNIA CIVIL CODE SECTION 1542 WHICH PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

  /s/ HMS

INITIALS OF BUYER

12.3    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NOTHING CONTAINED IN SECTION 12.2 ABOVE OR ELSEWHERE IN THIS AGREEMENT SHALL OPERATE TO RELEASE ANY SELLER FROM ITS LIABILITY AND OBLIGATIONS IN CONNECTION WITH OR ARISING FROM (A) SUCH SELLER’S ACTUAL FRAUD, (B) SUCH SELLER’S DEFAULT OR BREACH OF SUCH SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OBLIGATIONS EXPRESSLY SET FORTH IN

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THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER IN CONNECTION WITH THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO THE APPLICABLE NEW MANAGEMENT AGREEMENT) OR (C) ANY THIRD-PARTY CLAIM FOR PERSONAL OR PROPERTY DAMAGE AGAINST SUCH SELLER ARISING PRIOR TO THE CLOSING.

12.4    SURVIVAL. THIS ARTICLE XII SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

ARTICLE XIII

DEFAULT

13.    Default.

13.1    Default by Sellers. If, at or any time prior to Closing, any Seller fails to perform any of its covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Buyer Default and such failure remains uncured as of the Closing Date (a “Seller Default”), then Buyer, as its sole and exclusive remedies for such Seller Default, may elect to (i) terminate this Agreement, in which case (A) Deposit (or in the event of a Seller Default prior to the expiration of the Due Diligence Period, the Initial Deposit), together with any interest earned thereon, shall be returned to Buyer and (B) Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, in which case Buyer shall be deemed to have waived such Seller Default. Notwithstanding the foregoing, in the event Closing does not occur due to a Seller Default under this Agreement, then Buyer shall be entitled to commence appropriate legal proceedings seeking to enforce each Seller’s obligation to convey the applicable Property through specific performance. The provisions of this 13.1 shall survive Closing or any termination of this Agreement.

13.2    Default by Buyer. IN THE EVENT CLOSING DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF BUYER FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND SUCH DEFAULT REMAINS UNCURED AS OF THE CLOSING DATE (A “BUYER DEFAULT”), BUYER AND SELLERS AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLERS MAY SUFFER. THEREFORE BUYER AND SELLERS DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLERS WOULD SUFFER IN THE EVENT THAT BUYER MATERIALLY DEFAULTS FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTIES IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLERS’ SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLERS AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A MATERIAL BREACH OF THIS AGREEMENT BY

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BUYER FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD WHICH RESULTS IN CLOSING NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER’S MATERIAL BREACH OF THIS AGREEMENT FOLLOWING THE EXPIRATION OF THE DUE DILIGENCE PERIOD BEING HEREIN EXPRESSLY WAIVED BY SELLERS. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT ANY SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 14.11 BELOW, NOR WAIVE OR AFFECT BUYER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. BY THEIR SEPARATELY INITIALING THIS SECTION 13.2 BELOW, BUYER AND EACH SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. THE PROVISIONS OF THIS SECTION 13.2 SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

/s/ HMS	/s/ JF
BUYER’S INITIALS	WELLINGTON MSL’S INITIALS

/s/ JF
COTTONWOOD MSL’S INITIALS

/s/ JF
CEDAR HILLS MSL’S INITIALS

ARTICLE XIV

MISCELLANEOUS

14.    Miscellaneous.

14.1    Brokers. Sellers represent and warrant to Buyer that no broker or finder has been engaged by it, in connection with the sale contemplated by this Agreement other than Blueprint HCRE (“Sellers’ Broker”). Buyer represents and warrants to Sellers that no broker or finder has been engaged by it, in connection with the sale contemplated by this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Sellers shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Sellers, and Buyer shall indemnify, defend and hold harmless Sellers from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. Without limiting the foregoing, Sellers shall pay the commission of Sellers’ Broker, whose commission shall be paid pursuant to a separate agreement between Sellers and Sellers’ Broker.

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14.2    Limitation of Liability.

14.2.1    Notwithstanding anything to the contrary contained herein, the direct and indirect shareholders, partners, members, trustees, officers, directors, employees, agents and security holders of the Parties are not assuming any, and shall have no, personal Liability for any obligations of the Parties hereto under this Agreement.

14.2.2    Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred, no Seller shall have Liability to Buyer (and Buyer shall make no claim against any Seller) for a breach of any representation or warranty or any other covenant, agreement or obligation of any Seller, or for indemnification, under this Agreement or any document executed by any Seller in connection with this Agreement, unless (a) the valid claims for all such breaches and indemnifications collectively aggregate to more than Seventy-Five Thousand Dollars ($75,000.00) (in which case Buyer shall be entitled to recover all amounts below such “floor”), and (b) the aggregate Liability of Sellers under this Agreement and such documents shall not exceed, in the aggregate, two percent (2%) of the Purchase Price. In no event shall any Seller be liable for any consequential or punitive damages. In connection with any action alleging a breach of any warranty or covenant of title in the Deed, Buyer agrees that it shall in good faith pursue the Title Company under its Title Policy(ies) with respect to such claim prior to bringing an action against any Seller.

14.2.3    The limitations of Liability contained in this Section 14.2 are in addition to, and not in limitation of, any limitation on Liability provided elsewhere in this Agreement or by Law or by any other contract, agreement or instrument.

14.3    Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the Parties respecting the matters herein set forth and supersedes all prior agreements between the Parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both Parties.

14.4    Time of the Essence. Time is of the essence of this Agreement. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the immediately following Business Day. Unless expressly indicated otherwise, (a) all references to time in this Agreement shall be deemed to refer to local time at the Real Property, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. local time at the Real Property.

14.5    Interpretation. Section headings shall not be used in construing this Agreement. Each Party acknowledges that such Party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting Party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto

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unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Except as otherwise expressly provided herein, any approval or consent provided to be given by a Party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such Party.

14.6    Governing Law. This Agreement shall be construed and enforced in accordance with the Laws of the State of Utah.

14.7    HIPAA Compliance. To the extent that any of the records at any Property include medical information regarding any of the residents, Buyer shall cause its agents, servants, employees, consultants and contractors to respect the privacy thereof and to comply with all applicable Laws including, but not limited to, the Health Insurance Portability and Accountability Act of 1996.

14.8    Successors and Assigns. Except as set forth in Section 2.11, Buyer may not assign or transfer any of its rights or obligations under this Agreement either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise) without the prior written consent of Sellers. In the event of any assignment or transfer by Buyer that is consented to by Sellers, such transferor shall not be released from its obligations hereunder. No consent given by Sellers to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

14.9    Notices. All notices, demands and communications permitted or required to be given hereunder shall be in writing, and shall be delivered (i) personally, (ii) by United States registered or certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email. Any such notice to a Party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:

Wellington MSL LLC, Cottonwood Creek MSL LLC,

and Cedar Hills MSL, LLC

c/o MBK Senior Living

4 Park Plaza, Suite 400,

Irvine, California 92614

Attention:             Jeff Fischer

Telephone:           (949) 242-1480

Facsimile:            (949) 242-1480

Email:                  JeffFischer@mbk.com

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With copy to (which shall not constitute notice):

Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Attention: Hilary Shalla Telephone: (714) 755-8122 Facsimile: (714) 755-8290 Email: hilary.shalla@lw.com

To Buyer:	SSSHT Acquisitions, LLC 10 Terrace Road Ladera Ranch, California 92694 Attention: John Strockis Telephone: (949) 429-6600 Facsimile: (949) 429-6606 Email: jstrockis@sam.com

With copy to (which shall not constitute notice):

Sanders Rehaste Sternshein & Harvey, LLP

5316 E. Chapman Avenue

Orange, California 92869

Attention:             Jennifer Sternshein

Telephone:           (714) 289-7070

Facsimile:             (714) 289-7071

Email:                   jennifer@srshhealthlaw.com

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused), as evidenced by printed confirmation if by facsimile (provided that if any notice or other communication to be delivered by facsimile or email attachment as provided above cannot be transmitted because of a problem affecting the receiving Party’s computer, the deadline for receiving such notice or other communication shall be extended through the next Business Day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. local time at the Real Property or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery. The attorneys for any Party hereto shall be entitled to provide any notice that a Party desires to provide or is required to provide hereunder.

14.10    Third Parties. Except to the extent granted to the MSL Parties under Article XII, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than the Parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to relieve or discharge the obligation or Liability of any third persons to any Party to this Agreement, and no provision shall give any third parties any right of subrogation or action over or against any Party to this Agreement.

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14.11    Legal Costs. The Parties hereto agree that they shall pay directly any and all legal costs which they have incurred or shall incur on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or any Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing Party(ies) (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

14.12    Further Assurances. Each Party shall, whenever and as often as it shall be requested so to do by another Party, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting Party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any material respect the costs to, or liabilities or obligations of, such Party in a manner not otherwise provided for herein).

14.13    Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.

14.14    Press Releases. Except as otherwise expressly permitted under Section 14.17 below, no press release or other public disclosure regarding the terms of this Agreement or the transaction contemplated hereby shall be made without the prior written consent of Buyer and Sellers. Except as otherwise expressly permitted under Section 14.17 below, without limitation on the foregoing, each of Buyer and Sellers shall use diligent efforts not to make any public disclosure of the Purchase Price. However, any Party shall have the right to make public disclosures required by (1) Law (but only if such Party gives the other Parties reasonable notice and an opportunity to retain a restraining order or take other similar protective actions) or (2) the rules and regulations of the SEC.

14.15    Tax Appeal Proceedings.

14.15.1    Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of any Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Sellers reserve and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of any Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Sellers reserve and shall have the right to continue to prosecute and settle the same; provided, however, that Sellers shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall reasonably cooperate with Sellers in connection with the prosecution of any such tax reduction proceedings.

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14.15.2    Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of Sellers, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any tenants under any Lease for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in such Lease to such tenant) shall, at Sellers’ election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Sellers directly to the tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Buyer in proportion to the gross amount of such refunds or savings payable to Sellers and Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Sellers nor Buyer shall have any Liability for any such fees or expenses in excess of the refund or savings paid to such Party unless such Party initiated such proceeding.

14.15.3    Tax Regulatory Agreements. Buyer and each Seller shall cooperate in good faith and use commercially reasonable efforts to provide the materials required in connection with the transactions contemplated by this Agreement pursuant to those certain Tax Regulatory Agreements, dated December 1, 2004, with the City of St. George, Utah (the “City”) and U.S. Bank National Association (“US Bank”), as amended and supplemented, which have been recorded in the County Recorder’s office, with respect to the Projects owned by Cottonwood MSL and Wellington MSL (the “Tax Regulatory Agreements”). Buyer and Sellers agree to use commercially reasonable efforts to have the Tax Regulatory Agreements terminated by an instrument in writing duly executed by the City, US Bank and Cottonwood MSL or Wellington MSL, as applicable, pursuant to Section 8 of each Tax Regulatory Agreement, provided, however, that (i) the termination of the Tax Regulatory Agreements shall not be a condition to Closing and (ii) a failure to cause the Tax Regulatory Agreements to be terminated shall not constitute a breach of this Agreement by the Sellers or otherwise give rise to a right of Buyer to terminate this Agreement or pursue any other remedies against Sellers. In the event the Parties are unable to cause the Tax Regulatory Agreements to be terminated, each party shall be responsible for its own costs and expenses associated with any notices, legal opinions or other deliverables required by the Tax Regulatory Agreements; provided, however, that Buyer and Sellers (collectively) shall each be responsible for fifty percent of all costs and expenses (i) associated with obtaining any legal opinions required from counsel to the transferee pursuant to the Tax Regulatory Agreements, (ii) of bond counsel in connection with any legal opinion required from bond counsel pursuant to the Tax Regulatory Agreements, and (iii) charged by the City or US Bank pursuant to the Tax Regulatory Agreements in connection with the transactions contemplated by this Agreement.

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14.16    Acceptance of Deed. The acceptance of each Deed by Buyer shall be deemed full compliance by Sellers of all of Sellers’ obligations under this Agreement except for those obligations of Sellers which are specifically stated to survive the Closing hereunder.

14.17    Confidentiality. The terms of the transaction contemplated in this Agreement, including, without limitation, the Purchase Price and all other financial terms, shall remain confidential and shall not be disclosed by any Party hereto without the written consent of the others except (i) to such Party’s directors, officers, partners, employees, legal counsel, accountants, lenders, engineers, architects, brokers, financial advisors and similar professionals and consultants, to the extent such Party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such Party shall inform each of the foregoing parties of such Party’s obligations under this Section and shall be liable for any breach of this Section 14.17 by any of such parties), or (ii) as otherwise required by Law or regulation (including the rules and regulations of a securities exchange). Unless and until the transaction contemplated by this Agreement shall close, Buyer shall also keep confidential all documents, reports and information concerning the Properties obtained from Sellers or through the due diligence investigation of the Properties by Buyer or its agents, except to the extent permitted by clauses (i) or (ii) above. Buyer shall not use any information provided by any Seller concerning any of the Properties for any purpose, except in connection with the proposed acquisition.

14.18    Counterparts; Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.

14.19    Tax Deferred Exchange. Subject to the terms and conditions of this Section 14.19, Sellers and Buyer agree to cooperate with the other in effecting a simultaneous or delayed like-kind exchange of real property pursuant to Section 1031 of the Code and similar provisions of applicable state law provided that: (i) the cooperating party shall incur no additional costs, expenses or liabilities as a result of, or in connection with, the exchange; (ii) the Closing shall not be delayed as a result of the exchange but shall occur within the time period contemplated by this Agreement; (iii) all representations and warranties of the requesting party contained in this Agreement shall remain in full force and effect as if no exchange has occurred; (iv) neither party shall have any obligation to act as an exchanging party and shall not be obligated to take title to any exchange property; and (v) the cooperating party shall not incur any liability whatsoever to any party as a result of such party’s involvement in the exchange. Neither party is making any representation that any exchange contemplated by this Section 14.19 shall qualify as an exchange within the meaning of Section 1031 of the Code or any provisions of applicable state law.

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14.20    Effectiveness. In no event shall any draft of this Agreement create any obligation or Liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

14.21    Survival. The provision of this Article XIV shall survive the Closing or, to the extent applicable, any termination of this Agreement.

[Signatures appear on following pages.]

42	The Wellington, Salt Lake City, Utah Cottonwood Creek, Salt Lake City, Utah The Charleston Cedar Hills, Utah

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:

WELLINGTON MSL LLC, a Delaware limited liability company

By:	MBK SENIOR LIVING LLC,
a California limited liability company

	By:	/s/ Jeff Fischer
	Name:	Jeff Fischer
	Title:	President

COTTONWOOD CREEK MSL LLC, a Delaware limited liability company

By:	MBK SENIOR LIVING LLC,
a California limited liability company

	By:	/s/ Jeff Fischer
	Name:	Jeff Fischer
	Title:	President

CEDAR HILLS MSL LLC,
a Delaware limited liability company

By:	MBK SENIOR LIVING LLC,
a California limited liability company

	By:	/s/ Jeff Fischer
	Name:	Jeff Fischer
	Title:	President

[Signatures continue on following pages]

[Signature Page to Purchase Agreement]

BUYER:

SSSHT ACQUISITIONS, LLC, a Delaware limited liability company

By:	Strategic Student & Senior Housing Trust, Inc.,
a Maryland corporation, its Manager

	By:	/s/ H. Michael Schwartz
	Name:	H. Michael Schwartz
	Title:	Chief Executive Officer

[Signatures continue on following page]

[Signature Page to Purchase Agreement]

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as Escrow Agent in accordance with the terms and conditions of this Agreement.

By:	/s/ Kelly Ralph
Name:	Kelly Ralph
Title:	AVP/Commercial Escrow Officer

[Signature Page to Purchase Agreement]